Exhibit 2.9

Execution Version

QUNAR CAYMAN ISLANDS LIMITED

and

U.S. BANK NATIONAL ASSOCIATION

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of November 24, 2015

TO

INDENTURE

Dated as of June 17, 2015

As supplemented by

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 17, 2015

2% CONVERTIBLE SENIOR NOTES DUE 2021

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of November 24, 2015 (the “Second Supplemental Indenture”), between Qunar Cayman Islands Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), and U.S. Bank National Association, a national banking association organized under the laws of the United States, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture

WITNESSETH:

WHEREAS, the Company has heretofore delivered to the Trustee an Indenture dated as of June 17, 2015 (the “Original Indenture”), providing for the issuance by the Company of the Company’s 2% Convertible Senior Notes due 2021 (the “Securities”).

WHEREAS, the Company and Trustee have heretofore entered into a First Supplemental Indenture (the “First Supplemental Indenture”, and together with the Original Indenture, the “Indenture”) relating to the Securities, dated as of August 17, 2015.

WHEREAS, Section 9.02 of the Indenture provides that the Company may amend or supplement the Indenture or the Securities with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities.

WHEREAS, the Company has taken all necessary corporate action in connection with the execution of this Second Supplemental Indenture.

WHEREAS, each Holder has consented to the execution and delivery of this Second Supplemental Indenture.

WHEREAS, all of the conditions and requirements necessary to make this Second Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities of such series, as follows:

ARTICLE 1
AMENDMENTS TO INDENTURE

Section 1.01          Amendment to Sections 2.01 and 2.06 of the Indenture.  Sections 2.01 and 2.06 of the Indenture are replaced in its entirety as follows: “Section 2.01  Form and Dating. The Securities and the Trustee’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is incorporated in and forms a part of this Indenture.  The Securities may have notations, legends or endorsements required by law, stock exchange rule or usage; provided that such notations, legends or endorsements are in a form reasonably acceptable to the Company and provided in writing to the Trustee.  Each Security shall be dated the date of its authentication.

All Affiliate Securities and any Physical Securities transferred by a Holder in accordance with Section 2.06(b) hereof shall be issued in the form of permanent certificated Securities in registered form in substantially the form set forth in Exhibit A (each, a “Physical Security”) and, if applicable, bearing any legends required by Section 2.17.  Physical Securities may be issued in exchange for interests in a Global Security solely pursuant to Section 2.15.

So long as the Securities (including SLP Securities and HH Securities issued on June 17, 2015 as Physical Securities and any other Physical Securities issued pursuant to Section 2.06(b) hereof, but excluding Affiliate Securities, in each case subject to Section 2.06 and Section 2.17), or portion thereof, are eligible for book-entry settlement with the Depositary, unless otherwise required by law, subject to Section 2.15, such Securities may be represented by one or more Securities in global form registered in the name of the Depositary or the nominee of the Depositary (“Global Securities”).  The transfer and exchange of beneficial interests in any such Global Securities shall be effected through the Depositary in accordance with this Indenture and the applicable procedures of the Depositary.  Except as provided in Section 2.15, beneficial owners of a Global Security shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered Holders of such Global Security.

Any Global Securities shall represent such of the outstanding Securities as shall be specified therein and shall provide that it shall represent the aggregate amount of outstanding Securities from time to time endorsed thereon and that the aggregate amount of outstanding Securities represented thereby may from time to time be increased or reduced to reflect issuances, repurchases, redemptions, conversions, transfers or exchanges permitted hereby.  Any endorsement of a Global Security to reflect the amount of any increase or decrease in the amount of outstanding Securities represented thereby shall be made by the Trustee or the custodian for the Global Security, at the written direction of the Trustee, in such manner and upon instructions given by the Holder of such Securities in accordance with this Indenture.  Payment of principal of, and interest on, any Global Securities (including the Fundamental Change Repurchase Price, if applicable) shall be made to the Depositary in immediately available funds.”

“Section 2.06        Transfer and Exchange. (a) Subject to Section 2.15 and Section 2.16 hereof, where Securities are presented to the Registrar with a request to register their transfer or to exchange them for an equal principal amount of Securities of other authorized denominations, the Registrar shall register the transfer or make the exchange if the Registrar’s requirements under this Indenture for such transaction are met.  To permit registrations of transfer and exchanges, the Trustee shall authenticate Securities at the Registrar’s request or upon the Trustee’s receipt of a Company Order therefor.  The Company, the Registrar or the Trustee, as the case may be, shall not be required to register the transfer of or exchange any Security for which a Repurchase Notice has been delivered, and not withdrawn, in accordance with this Indenture, except if the Company has defaulted in the payment of the Fundamental Change Repurchase Price with respect to such Security or to the extent that a portion of such Security is not subject to such Repurchase Notice.

No service charge shall be made for any transfer, exchange or conversion of Securities, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer, exchange or conversion of Securities, other than exchanges pursuant to Section 2.07, Section 2.10, Section 3.01, Section 9.04 or Section 10.02, in each case, not involving any transfer.

(b) If a Holder of a Physical Security wishes at any time to transfer such Physical Security (or portion thereof) to a Person (whether or not an Affiliate) in accordance with Section 2.06(a) above, such Holder may, subject to the restrictions on transfer imposed by applicable securities laws, the procedures set forth herein and in such Physical Security, cause the exchange of such Physical Security for a new Physical Security.  Upon receipt by the Registrar of (1) such Physical Security, duly endorsed as provided herein, (2) the assignment form on the back of the Physical Security completed in full, such instructions to contain the name or names of the transferee and other appropriate delivery instructions, (3) instructions from such Holder directing the Trustee to (i) cancel such Physical Security of the Holder (or portion thereof), (ii) issue a new Physical Security in the name of the transferee as specified in the assignment form and in the same aggregate principal amount as the portion of the Physical Security to be transferred, and, if applicable, (iii) a new Physical Security in the name of such Holder for the remaining portion of any such Security and (4) in the case of a transfer of Restricted Securities, an Affiliate Security, an SLP Security or a HH Security, such certifications or other information and/or legal opinions (which shall be required in the case of transfers of any Affiliate Security, SLP Security or HH Security by any Affiliated Entity, SLP Entity or HH Entity, as applicable, pursuant to Rule 144 under the Securities Act), as the Company may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Trustee shall cancel or cause to be canceled such Physical Security and concurrently therewith shall issue a new Physical Security to the transferee as the new Holder (and, if applicable, issue a new Physical Security to the transferring Holder where less than the full principal amount of the Physical Security being submitted for cancellation is transferred); provided, that in the case of any transfer of an Affiliate Security, an SLP Security or a HH Security any such transfer shall be made either (i) in a transaction complying with Rule 144, (ii) pursuant to an effective registration statement, such effectiveness to be certified by the Company to the Trustee, or (iii) to Persons who agree to be bound by the restrictions applicable to such Holders for so long as such transferred securities constitutes “restricted securities.”  In connection with any such issuances of new Physical Securities hereunder, the Registrar shall update the registry and holder lists as described in Section 2.03 and Section 2.05 hereof.

(c) In additional to and separate from the right to register a transfer or exchange of Securities in accordance with paragraphs (a) and (b) above, if a Holder of a Physical Security (i) wishes at any time to transfer such Physical Security (or portion thereof) to a Person and wishes to transfer such Physical Security to the form of a Global Security in connection with such transfer (and which transfer may only be to a Person who is not an Affiliate) or (ii) wishes to exchange its Physical Security for a Global Security, such Holder may, subject to the restrictions on transfer imposed by applicable securities laws, the procedures set forth herein and in such Physical Security and the rules of the Depositary, and so long as the Securities are eligible for book-entry settlement with the Depositary, cause the transfer or exchange of such Physical Security to or for a beneficial interest in a Global Security.  Upon receipt by the Registrar of (1) such Physical Security, duly endorsed as provided herein, (2) instructions from such Holder directing the Trustee to increase the aggregate principal amount of the Global Security deposited with the Depositary or with the Trustee as custodian for the Depositary by the same aggregate principal amount as the Physical Security to be transferred or exchanged, such instructions to contain the name or names of a member of, or participant in, the Depositary that is designated as the transferee, the account of such member or participant and other appropriate delivery instructions, (3) in the case of a transfer, the assignment form on the back of the Physical Security completed in full, and (4) in the case of an exchange or transfer of Restricted Securities, an Affiliate Security, an SLP Security or a HH Security, such certifications or other information and/or legal opinions (which shall be required in the case of exchange or transfers of any Affiliate Security, SLP Security or HH Security by any Affiliated Entity, SLP Entity or HH Entity, as applicable, pursuant to Rule 144 under the Securities Act), as the Company may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Trustee shall cancel or cause to be canceled such Physical Security and concurrently therewith shall cause, or direct the Registrar to cause, in accordance with the applicable procedures of the Depositary, an increase to the aggregate principal amount of the Global Security or issue a new Global Security by the same aggregate principal amount as the Physical Security canceled (and, if applicable, issue a new Physical Security to the transferring Holder where less than the full principal amount of the Physical Security being submitted for cancellation is transferred); provided, that in the case of any transfer of an Affiliate Security, an SLP Security or a HH Security to a Person taking delivery thereof as a beneficial interest in a Global Security, any such transfer shall be made only either (i) in a transaction complying with Rule 144, (ii) pursuant to an effective registration statement, such effectiveness to be certified by the Company to the Trustee, or (iii) to Persons who agree to be bound by the restrictions applicable to such Holders for so long as such transferred securities constitutes “restricted securities.”

ARTICLE 2
MISCELLANEOUS

Section 2.01          Ratification of Indenture.

This Second Supplemental Indenture is an amendment supplemental to the Indenture and constitutes an integral part of the Indenture. The Indenture and this Second Supplemental Indenture will henceforth be read together. Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved. Every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby.

Section 2.02          Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SECOND SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.03          Counterparts.

The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent one and the same agreement.  Delivery of an executed counterpart by facsimile or PDF shall be effective as delivery of a manually executed counterpart thereof.

[The Remainder of This Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

QUNAR CAYMAN ISLANDS LIMITED

By:	/s/ Chenchao Zhuang
Name:Chenchao Zhuang
Title:CEO

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Bradley Scarbrough
Name:Bradley Scarbrough
Title:Vice President

Signature Page to Second Supplemental Indenture